Exhibit r.4
DEUTSCHE BANK
DEUTSCHE BANK SECURITIES INC.
REGISTERED INVESTMENT ADVISER — CODE OF ETHICS
Deutsche Bank Alex. Brown,
the private client services division of
Deutsche Bank Securities Inc.

DBSI Registered Investment Adviser — Code of Ethics

Original Issue Date:	February 5, 2005

Approver:	Nancy Swift

nancy.swift@db.com

Owner:	DB Americas Compliance

Contact Person:	Joseph Guarino

joseph.guarino@db.com

Classification:	Policy

Functional Applicability:	DBSI Registered Investment Adviser

Geographic Applicability:	United States

Last Revision Date:	October 3, 2006

Next Review Date:	October 3, 2007

Version:	3.0

The information contained herein is the property of Deutsche Bank Group and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Deutsche Bank Group without prior written permission.

DBSI Registered Investment Adviser — Code of Ethics

Table of Contents

I.	Introduction

II.	General Rule
- Fiduciary Principles
- Conflicts of interest
- Compliance officers/contacts

III.	Standards of Business Conduct
- Outside business activities
- Gifts and benefits
- Political activities

IV.	Compliance Procedures
- General
- Annual Acknowledgement
- Requirement to maintain all personal accounts at DBAB
- Pre-Clearance of Employee Trades
- Blackout Periods (DB Stock)
- Individual RIA Employee Trades
- Sharing in Profits and Investments
- Trading Prohibitions and Restrictions
- Investments in Private Companies
- Investments in IPOs
- Investments in Proprietary Products

V.	Special Restrictions
- Service on Boards
- Outside Business Affiliations
- Executorships
- Trusteeship
- Custodianship

VI.	Supervision
- Daily Review
- EPT Report

VII.	Monitoring and Reporting
- Reporting requirements
- Holding Reports

VIII.	Acknowledgement of the Code

IX.	Interpretations
- Sanctions

X.	Definitions

XI.	References

The information contained herein is the property of Deutsche Bank Group and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Deutsche Bank Group without prior written permission.

DBSI Registered Investment Adviser — Code of Ethics
I. INTRODUCTION
     This Deutsche Bank Securities Inc. Registered Investment Adviser Code of Ethics (“Code”) sets forth the standards for business conduct and guidelines for the personal investing and business activities that generally are required of employees involved in the Registered Investment Adviser (RIA) businesses of Deutsche Bank Securities Inc. (“DBSI”). This includes Deutsche Bank Alex. Brown (DBAB), the private client services division of DBSI, through its Charter Select, Investment Consulting and Corporate Cash Management programs, and all areas involved in support or supervision of such businesses. This Code is designed to prevent conduct that might result in or give the appearance of impropriety, conflicts of interest and breach of fiduciary duty.
     A current copy of the Code will be maintained on the DBAB Compliance page of both the DBAB @tlas website and the DBUS Compliance website located through the Americas Portal.
     The provisions of the Code shall apply to Access Persons and Investment Persons (as defined below) and all others involved in executing or supporting the Registered Investment Adviser businesses of DBSI (herein referred to as “RIA Personnel”).
     This Code applies in addition to the DB Group Code of Conduct, Global Compliance Core Principles (“GCCP”), Deutsche Bank Americas Code of Professional Conduct, and all other Deutsche Bank, DBSI and DBAB compliance policies and procedures.
     For more information, see the Global Policies and Procedures website at:
     http://policies.intranet.db.com/service/compliance/index.html
     Together, this Code of Ethics, the GCCP and other Compliance policies underscore Deutsche Bank’s commitment that in all of our dealings, we will act with fairness, decency and integrity and adhere to the highest standards of ethics. The success of this commitment depends on the conduct of each Deutsche Bank employee.
     Accordingly, each employee must have a reasonable knowledge of the policies that are applicable to them and their business. Managers are responsible for instituting reasonable measures to ensure that employees understand them, are kept up-to-date of any changes, and comply with them. Any questions as to the interpretation of the Code should be referred to a Compliance Officer for further assistance.
II. GENERAL RULE — Fiduciary Principles Apply to RIA Business
     The fiduciary relationship between DBSI as an RIA and its clients mandates adherence to the highest standards of conduct and integrity. As such, DBSI RIA personnel acting in a fiduciary capacity must carry out their duties for the exclusive benefit of the client accounts. Consistent with this fiduciary duty, the interests of DBSI clients take priority over the investment or business interests of DBSI, its affiliates and its personnel. All DBSI personnel must conduct themselves in a manner consistent with the principles, requirements and procedures set forth in this Code.

The information contained herein is the property of Deutsche Bank Group and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Deutsche Bank Group without prior written permission.

DBSI Registered Investment Adviser — Code of Ethics
•	There must be no undisclosed conflict, or appearance of an undisclosed conflict, between the self-interest of any RIA Personnel and the responsibility of such personnel to DBSI RIA clients. Likewise, in RIA business, there must be no undisclosed conflict of interest at an institutional level between DBSI (and/or its affiliates) and its RIA clients.

•	DBSI RIA Personnel must never improperly use their position with the firm for personal or private gain to themselves, their family or any other person.
     Any violations of this Code must be promptly reported to the Chief Compliance Officer for the DBSI RIA or his designees, as follows:

Joseph Guarino,	Chief Compliance Officer for Registered Investment Adviser
Deutsche Bank Securities Inc.
	Phone:	212-250-1869
	Email:	Joseph. Guarino@db.com
	Fax:	212-797-0014
Compliance Designees

Monica Harris,	Phone:	410-895-3645
	Email:	Monica.R.Harris@db.com
	Fax:	410-895-3656

Traci Cain,	Phone:	410-895-3225
	Email:	Traci.M.Cain@db.com
	Fax:	410-895-3656

Celeste Mitchell,	Phone:	410-895-3616
	Email:	Celeste.Mitchell@db.com
	Fax:	410-895-3656
III. STANDARDS OF BUSINESS CONDUCT
     Deutsche Bank has established minimum personal and professional conduct standards in the DB Group Code of Conduct, Human Resources policies, the GCCP and compliance policies to ensure compliance with applicable laws, rules and regulations when carrying out responsibilities on behalf of Deutsche Bank. Deutsche Bank will provide ongoing training and education on personal and professional conduct issues.
     In sum, these standards require that all employees:
•	Conduct all business done on behalf of Deutsche Bank in a professional, fair and legal manner.

•	Attend all applicable training and education programs.

The information contained herein is the property of Deutsche Bank Group and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Deutsche Bank Group without prior written permission.

DBSI Registered Investment Adviser — Code of Ethics
•	Respond to external requests for information only following consultation with and agreement of the appropriate Deutsche Bank department.
•	Communicate on behalf of Deutsche Bank in a professional manner and ensure such communications are clear, fair, balanced and accurate to the best of your knowledge.

•	Do not engage in any internal or external business activities or dealings that could interfere with your employment with Deutsche Bank or may result in a conflict of interest or give the appearance of impropriety.

•	Record, maintain and report accurately all information you create or control.

•	Maintain the confidentiality of all information about Deutsche Bank, its customers and other companies that you create, control or have access to.

•	Use Deutsche Bank’s approved systems and facilities for business purposes.

•	Do not trade or recommend securities (or encourage others to do so) on the basis of “inside information.”

•	Know Deutsche Bank’s Information Barrier controls, in particular, where you and your business division sit with regard to these controls.

•	When dealing with customers, ensure that your conduct complies with appropriate rules and regulations including applicable stock exchange and self-regulatory organization rules (e.g., NYSE, NASD).

•	Know and follow Deutsche Bank’s Anti-Money Laundering Program, New Client Adoption requirements and embargoes.

•	Report promptly any suspected violation of Deutsche Bank policy or illegal conduct.
     In particular, Deutsche Bank expects employees to act with fairness, decency and integrity and adhere to the highest standards of ethics, avoiding any activity, interest, or external association that could impair or give the appearance of impairing your abilities to perform your work objectively and effectively. If a conflict of interest arises, it must be managed promptly and appropriately, and with the interests of our customers paramount to all others. While it is impossible to describe every potential conflict, the following are useful examples:
•	Outside Business Activities: Employees are expected to fully devote their best efforts and abilities to Deutsche Bank. Participation in activities that may result in direct or indirect compensation or other pecuniary reward must be reported to and approved in advance by the employee’s Manager and Compliance, and other Deutsche Bank departments depending on the nature of the activity. See Section SPECIAL RESTRICTIONS and refer to the Outside Business Activities and Affiliations Policy for more information.
•	Gifts and Benefits — No gift or benefit should be offered or received from an existing or prospective Deutsche Bank supplier or customer if it: (1) is inconsistent with customary business practice, (2) is excessive in value or frequent in nature, (3) can be construed as an inducement, bribe or payoff, (4) may improperly influence an employee’s judgment, or (5) violates any law or regulation or applicable policy. Refer to the Gifts and Entertainment Policy for more information.

The information contained herein is the property of Deutsche Bank Group and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Deutsche Bank Group without prior written permission.

DBSI Registered Investment Adviser — Code of Ethics
(5) violates any law or regulation or applicable policy. Refer to the Gifts and Entertainment Policy for more information.
•	Political Activities — Deutsche Bank in no way discourages its employees from being active in the political process. Employees should recognize, however, that their participation must be on an individual basis, on their own time and using their own resources.
Special Note: Confidentiality
     Employees must not divulge contemplated or completed securities transactions or trading strategies of DBSI RIA clients to any person, except as required for the performance of such person’s duties and only on a need-to-know basis. In addition, see the Deutsche Bank standards contained in the Confidential and Inside Information Policy.
IV. COMPLIANCE PROCEDURES — Personal Securities Transactions
     Important Note: The requirements and procedures set forth below regarding employee trading pre-approval by supervisors and pre-clearance by ETG Compliance are the same as the requirements currently applicable to all DB Americas employees. The requirements regarding permissible firms at which to hold personal employee or employee-related accounts (i.e., “Designated Broker” provisions) and reporting of securities transactions and holdings are new and apply specifically to DBSI RIA Personnel as required by Investment Advisers Act Rule 204A-1.
General
Employee Trading Policy
     All DBSI employees must disclose all personal and beneficially owned investment accounts (hereafter, “Employee and Employee-Related Accounts”) to their supervisors and to the Employee Trading Group. In addition, trading in these accounts must be conducted in accordance with applicable laws, regulations, Firm policies and the requirements set forth in this Code.
     The following minimum requirements apply to DBSI RIA employees and employee-related accounts and related trading activities.
Disclosure of Employee Accounts
     Each DBSI RIA employee must disclose all Employee and Employee-Related Accounts to his or her supervisor and the Employee Trading Group of the Compliance Department (“Employee Trading Group”).
     Employee and Employee-Related Accounts must be disclosed via the on-line Brokerage Accounts Acknowledgement/ Employee Annual Acknowledgement located on the Americas Portal.
Annual Acknowledgement

The information contained herein is the property of Deutsche Bank Group and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Deutsche Bank Group without prior written permission.

DBSI Registered Investment Adviser — Code of Ethics
     Via the existing EAA/BAA on-line process, on an annual basis, employees must confirm existing Employee and Employee-Related Accounts, and disclose any such accounts that have not already been reported.
Designated Broker Requirement
     To facilitate effective supervision and monitoring, all Employee and Employee-Related Accounts of DBSI RIA Investment Persons and Access Persons (as defined in Part XI, below), must be held at Deutsche Bank Alex Brown. Accounts at any outside brokerage firms (including E*TRADE) are prohibited. Exceptions may be granted on a very limited basis and only upon the prior written request and approval of DBAB Management, the DBSI RIA Chief Compliance Officer and the Compliance Employee Trading Group. Any outside account approved as an exception to this requirement will be subject to special reporting requirements as detailed in Part VIII, below. (Within DBAB, accounts may be maintained either with Full Brokerage Services or Employee Brokerage Services.)
Pre-Clearance of Employee Trades
     All Employee Trades must be pre-cleared by the 1) employee’s supervisor (or designee) and 2) the Employee Trading Group. A current list of investment products subject to the preclearance requirement is available in the Employee Account & Trading Policy — FAQ’s, which is located on the Employee Trading website (click here). Execution of a trade may not take place until the trade has been pre-cleared by the supervisor (or designee) and the Employee Trading Group. Failure to complete the pre-clearance process may result in cancellation of the Employee Trade and disciplinary action, including termination. Employees are responsible for all consequences resulting from cancelled employee trades that were not processed in accordance with this Code or related Deutsche Bank policies. Currently, employees must seek approval to trade (purchase or sell) common stock, single stock options, warrants on equity, equity rights, closed end mutual funds and corporate bonds.
     Pre-clearance of employee trades must be processed via the Employee Trade Requests System (“ETR”), which is available on the AMERICAS PORTAL (click here). Approvals are valid only for the day granted. Good Til Canceled (GTC) orders are not permitted unless the order is a STOP-LIMIT order entered simultaneously with the initial buy order.
Black-Out Periods
Black-Out Periods / Access Person Trading Restrictions:
     During certain times of the year, all Deutsche Bank employees are prohibited from entering into transactions in the equity and debt securities of Deutsche Bank. These “black-out” periods typically begin three days prior to expected corporate earnings announcements (quarterly or annually), and end after earnings are released publicly. For more information, consult your supervisor or the Employee Trading Group at (212) 250-8787.
Individual RIA Employee Trades
     DBSI RIA employees are forbidden from engaging in any transactions that will have the effect of creating a conflict of interest between the DBSI RIA employees and any client. A DBSI RIA employee may not engage in any transaction for an Employee or Employee-Related Account where: (i) the contemplated transaction may reasonably be anticipated to materially affect the market price of a security held by any of the DBSI RIA employees’ clients, or (ii)

The information contained herein is the property of Deutsche Bank Group and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Deutsche Bank Group without prior written permission.

DBSI Registered Investment Adviser — Code of Ethics
where a transaction in an Employee or Employee-Related Account is effected with the intention of benefiting from market reaction to transactions by a client.
     In particular, a DBSI RIA employee may not enter an order to purchase or sell a security or option thereon based upon knowledge of an impending client order or trade in the same security. In addition, orders for retail blocks may be entered for Employee or Employee Related Accounts only after all other client orders have been satisfied.
     Additionally, if on the same day that a client transacts a trade in a security, the DBSI RIA employee enters any order for an Employee or Employee-Related Account and receives a better execution than the client, the trade will either be corrected to provide the client order with the better execution terms, or the DBSI RIA employee’s trade will be canceled outright. Any loss will be borne by the employee.
Sharing in Profits and Losses
     Employees are prohibited from sharing in the profits and losses of customer accounts (unless the customer is a family member of the employee, e.g., joint accounts).
Trading Prohibitions and Restrictions
     Employees are prohibited or restricted from engaging in the trading activities listed below in employee and employee-related accounts.
•	Trading ahead of (front-running), immediately after, or in tandem with, customer or Firm orders. For example, an employee receiving a client order, or otherwise aware of a client order, may not use such information when placing an order in any of his or her employee accounts for the same security or any option or derivative related to the same security.
•	Purchasing shares in equity initial public offerings for themselves or an immediate family member (parent, spouse, child, in-law, or sibling and anyone else to whom the employee provides material support).
•	Entering into cross transactions between the employee’s accounts and any other account.
•	Contacting other broker-dealers to prearrange trades for their accounts.
•	Effecting transactions in securities if based on knowledge of material non-public information (“inside information”). See also the DBUS Policy concerning insider trading: Confidential and Inside Information Policy) Effecting transactions that might raise or give the appearance of a conflict with the employee’s duties or responsibilities with Deutsche Bank.
•	Trading in an issuer’s securities for a period of one day from the time a Deutsche Bank research analyst initiates coverage, or changes the recommendation on that issuer.
•	During the time that a security is placed on the Restricted List, effecting any purchase and sale transactions involving that security for the period of time that it is on the Restricted List.
•	Timing transactions in employee, employee-related or client accounts to take advantage of possible market action caused by transactions in other client accounts.
Special Restrictions That Apply to Securities of Deutsche Bank
     The only permissible transactions in securities issued by Deutsche Bank are purchases and long sales. In general, hedging of long stock positions with stock options or other equity derivatives, and short selling of Deutsche Bank securities, are prohibited. Moreover, there will be black-out periods around earnings announcements during which time no purchases or

The information contained herein is the property of Deutsche Bank Group and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Deutsche Bank Group without prior written permission.

DBSI Registered Investment Adviser — Code of Ethics
sales of Deutsche Bank securities are permitted (see discussion under Black-out Periods above). Those blackout periods will be announced by the Control Room via the Restricted List and enforced through the pre-clearance process administered by the Employee Trading Group.
     In addition, employees are prohibited from trading in Deutsche Bank securities if they possess material, non-public information about Deutsche Bank (see Confidential and Inside Information Policy). Employees who are designated as “Access Persons of Deutsche Bank AG” are subject to additional trading restrictions in Deutsche Bank securities. Such individuals should contact their assigned Compliance Officers for more information.
Investments in Private Companies (“Private Investment Transactions”)
     Employee investments or transactions (including liquidations) in private entities, such as limited partnerships, or the securities of private companies, must be reported to and approved in advance by the employee’s supervisor and the Employee Trading Group. Employees must complete the on-line Private Transactions Pre-Clearance Questionnaire (available on ETR - click here) - to obtain approval for such requests. Employees should not proceed with any such investments until they have obtained approval from the Employee Trading Group.
     New hires must also disclose existing interests in private securities as part of the new hire process.
Investments in Initial Public Offerings (“IPOs”)
     All DBSI RIA employees are prohibited from purchasing or subscribing for IPOs. This prohibition applies even if Deutsche Bank (or any affiliate of Deutsche Bank) has no underwriting role and/or is not involved with the distribution.
Investments in Proprietary Products of Deutsche Bank
     Employee investments or transactions (including liquidations) in Deutsche Bank’s Proprietary Products (e.g., DeAM ARS hedge funds, Global Equity Derivatives structured notes (ELNs/MCNs), DB-issued private equity or real estate funds, etc.) raises special concerns regarding the potential for conflicts of interest or the appearance of conflicts. Accordingly, transactions in such securities must be reported to and approved in advance by the employee’s supervisor and the Employee Trading Group. Specific questions will be asked regarding Proprietary Products and specific restrictions will apply. Employees must complete the on-line Private Transactions Pre-Clearance Questionnaire (available on ETR - (click here) — to obtain approval for such requests. Employees should not proceed with any such investments until they have obtained approval from the Employee Trading Group.
     In addition, the following categories of employees are prohibited from investing in any Proprietary Product sponsored by PWM’s Product Management & Investment Solutions (PMIS) and/or approved by the Product Review Committees (PRCs) of DBAB, PWM US Onshore and/or PWM LatAm:
•	All PMIS employees;

•	All members of the Product Review Committees;

•	All persons involved in the origination, structuring, due diligence, review and/or approval of the product; and

•	All persons involved in making a trading market or facilitating investors’ aftermarket liquidations/unwinds or investments in the product.

The information contained herein is the property of Deutsche Bank Group and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Deutsche Bank Group without prior written permission.

DBSI Registered Investment Adviser — Code of Ethics
V. SPECIAL RESTRICTIONS
Service on Boards of Directors
     Service by DBSI RIA Personnel on boards of publicly traded companies creates the potential for conflicts of interest and other issues. Accordingly, such service may be undertaken only upon written request and approval by DBSI RIA Management and the DBSI RIA Chief Compliance Officer. If approved, the request must be reported to the Office of Secretary of the Americas and otherwise reported and approved in accordance with the Outside Business Activities and Affiliations Policy.
     Employees serving as directors will not be permitted to participate in the process of making investment decisions involving the subject company on behalf of clients.
Outside Business Affiliations
General
     Employees may not maintain outside business affiliations (e.g., officer, director, governor, trustee, part-time employment, etc.) without the prior written approval of the appropriate supervisor after consultation with Compliance and disclosure to the Office of the Secretary, as required.
Executorships
     In all cases (other than when acting as Executor for one’s own spouse, parent or spouse’s parent), DBSI RIA Investment Persons and Access Persons must obtain written authorization from DBAB Management and DBAB Compliance before accepting an appointment to act as an executor. All such existing or prospective relationships should be reported in writing to DBAB Compliance. If approved, any special considerations, requirements or restrictions will be addressed.
Trusteeships
     Generally, DBSI RIA Investment Persons and Access Persons may not accept an appointment to act as a trustee. Exceptions may only be made with written approval from DBAB Management and DBAB Compliance. All such existing or prospective relationships should be reported in writing to DBAB Compliance. If approved, any special considerations, requirements or restrictions will be addressed.
Custodianships and Powers of Attorney
     It is expected that most custodianships will be for minors of an individual’s immediate family. These are authorized and do not require written approval of the Firm. However, DBSI RIA Investment Persons and Access Persons must obtain the written approval of DBAB Management and DBAB Compliance for all other custodianships. Entrustment of any DBSI RIA Investment Person or Access Person with a Power of Attorney to execute securities transactions on behalf of another requires written approval of the DBAB Management and DBAB Compliance. If approved, any special considerations, requirements or restrictions will be addressed.

The information contained herein is the property of Deutsche Bank Group and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Deutsche Bank Group without prior written permission.

DBSI Registered Investment Adviser — Code of Ethics
VI. SUPERVISION
     Supervisors are responsible for instituting reasonable measures designed to achieve compliance with this Code. Such procedures must include the review of pre-clearance requests of employee trades and reporting of any unusual activity to the DBSI RIA Chief Compliance Officer or designees.
     When reviewing pre-clearance requests for employee trades, supervisors (or designees) should focus attention on the following:
•	transactions suggesting misuse of confidential, proprietary or material non-public (“inside”) information;

•	transactions which appear excessive in terms of known financial resources;

•	high risk or aggressive transactions or strategies which may be inconsistent with known financial resources or ordinary patterns of trading;

•	transactions involving any of the prohibited activities listed in this Code; and

•	concentration in a specific security that could influence an employee’s judgment or objectivity in recommending transactions in the same security.
Daily Review
     Effective February 5, 2005, DBAB supervisors or their designees are required to review employee trading using the Employee Personal Trading (EPT) report. This report will be generated daily on T+1. It will start by listing all of the trades in the personal and related accounts of employees over a seven day period, from T minus 7 through T date, and alongside this the report will show all trades in the same securities on T date in the employee’s clients’ accounts. If there are any matches on the securities traded by the employee’s client accounts, the trades will be listed alongside the employee personal trades to facilitate the review. Trades appearing on the report will be sorted by account number and the date of execution will be listed. This report will enable ready surveillance to detect potential front-running of client orders as well as instances where an employee receives a better price execution than clients, as well as other potential issues.
Review of the EPT report should include:
•	Trades against the restricted list;
•	Assess whether the employee is trading for his own account in the same securities he is trading for clients, and if so whether the clients are receiving terms as favorable as the employee received;
•	Periodically analyze the employee’s trading for patterns that may indicate any potential issues according to the standards of this Code and other applicable standards and policies.
VII. MONITORING AND REPORTING
Monitoring
     The Compliance Employee Trading Group DBAB Compliance and DBAB Supervisors monitor employee trading activity for adherence to this and related policies.

The information contained herein is the property of Deutsche Bank Group and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Deutsche Bank Group without prior written permission.

DBSI Registered Investment Adviser — Code of Ethics
Reporting Requirements
     NOTE: If DBSI RIA Personnel maintain their employee and employee-related accounts with DBAB, the reporting obligations of this Code (and SEC IA Rule 204A-1) will automatically be met. However, if DBSI RIA Personnel maintain their accounts at any outside firm pursuant to an approved exception, then the reporting requirements outlined below must be followed. There are no exceptions to these reporting requirements.
Holdings Reports
     All access persons must submit to the DBSI RIA Chief Compliance Officer or designee a report of their current securities holdings that contains, at a minimum:
•	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

•	The date the access person submits the report.
These reports are to be submitted as follows:
•	BECOME AN ACCESS PERSON: No later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

•	ANNUAL: At least once each year end, by December 31. The information must be current (no more than 45 days prior to December 31).
Quarterly Personal Securities Transaction Reports
     All Access Persons must submit to the DBSI RIA Chief Compliance Officer or designee quarterly securities transactions reports no later than 30 days after the end of each calendar quarter, which contain at a minimum the following information about each transaction involving a reportable security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:
•	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date the access person submits the report.

The information contained herein is the property of Deutsche Bank Group and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Deutsche Bank Group without prior written permission.

DBSI Registered Investment Adviser — Code of Ethics
Access persons are not required to submit the following:
•	Any report with respect to securities held in accounts over which the access person has no direct or indirect influence or control;

•	A transaction report with respect to transactions effected pursuant to an automatic investment plan;

•	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that DBSI holds in its records, i.e., employees are not required to submit any transaction reports for trading executed in their accounts with DBAB.

•	In addition, transaction reports are not required for approved employee or employee-related accounts outside of DBAB, provided that duplicate statements and confirms are received no later than 30 days after issuance by (1) Compliance Employee Trading Group; (2) DBAB Compliance and (3) the employee’s supervisor. The process for obtaining duplicate statements and confirms for approved outside accounts must be reviewed and approved by DBSI RIA Management and the DBSI RIA Chief Compliance Officer or his designees.
VIII. ACKNOWLEDGEMENT OF THE CODE OF ETHICS
     Annually, each Employee is required to sign a statement acknowledging that he or she has received this Code, as amended or updated, and confirm his or her adherence to it. Understanding and complying with this Code and truthfully completing the Acknowledgment is the obligation of all DBSI RIA Personnel. Failure to perform this obligation may result in disciplinary action, including dismissal, as well as possible civil and criminal penalties.
IX. INTERPRETATIONS AND EXCEPTIONS
     The DBSI RIA Chief Compliance Officer and his designees shall have the right to make final and binding interpretations of this Code and may grant an exception to certain of the above restrictions, as long as no abuse or potential abuse is involved. Each employee must obtain written approval from Compliance before taking action regarding such an exception. Any questions regarding the applicability, meaning or administration of this Code shall be referred in advance of any contemplated transaction to Compliance.
Sanctions
     Any employee who violates this Code may be subject to disciplinary actions, including possible dismissal. In addition, any Securities transactions executed in violation of this Code may subject the employee to sanctions, ranging from warnings and trading privilege suspensions to financial penalties, including but not limited to, unwinding the trade and/or disgorging of the profits. Finally, violations and suspected violations of law will be reported to the appropriate authorities as required by applicable laws and regulations.

The information contained herein is the property of Deutsche Bank Group and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Deutsche Bank Group without prior written permission.

DBSI Registered Investment Adviser — Code of Ethics
X. DEFINITIONS
     For purposes of this Code the following definitions apply:
     Access Persons shall include:
(i)	Any supervised persons:

(A) Who have access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

(B) Who are involved in making securities recommendations to clients, or who have access to such recommendations that are nonpublic.
     Automatic investment plan - means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.
     Accounts - include investment accounts with DBSI’s Designated Brokers (see below) or other financial institutions including domestic or foreign broker-dealers, investment advisers, banks and other financial institutions.
     Employee and Employee-Related Accounts - include any accounts where an employee has a personal financial interest; and any account where an employee, acting in other than a firm business capacity, has a legal right to effect transactions or otherwise influences or exercises control over the account. These include:
•	Any personal account of an employee;

•	Any joint or tenant-in-common account in which the employee is a participant;

•	Any account for relatives or others residing with the employee;

•	Any account for an individual who is supported, directly or indirectly, to a material extent by the employee;

•	Any account for which the employee acts as the trustee, executor, guardian, personal representative, custodian or any other similarly situated role; and

•	Any account in which the employee has a direct or indirect financial interest.
     Employee Trades - include all trades conducted in employee and employee-related accounts.
     Investment Persons - DBAB Client Advisors in Managed Select accounts and their Sales Assistants are considered Investment Persons.
     Reportable Securities - All securities as defined in section 202(a) (18) of the Investment Advisers Act, with the exception of:
•	Transactions and holdings in direct obligations of the Government of the United States.

•	Money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.

•	Shares of money market funds.

The information contained herein is the property of Deutsche Bank Group and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Deutsche Bank Group without prior written permission.

DBSI Registered Investment Adviser — Code of Ethics

•	Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund.

•	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds or securities of unaffiliated issuers.
XI. REFERENCES
Associated Policies
•	DB Group Global Compliance Core Principles

•	DB Group Code of Conduct

•	DBA Code of Professional Conduct Policy

•	Confidential and Inside Information Policy

•	Employee and Employee-Related Accounts Trading Policy

•	Outside Business Activities and Affiliations Policy

•	DBSI RIA Policy and Procedure Manual

•	DBAB Written Supervisory Procedures Manual

•	DBAB Policy & Procedure Manual
Authoritative Guidance
•	Rule 204A-1 of the Investment Advisers Act of 1940

The information contained herein is the property of Deutsche Bank Group and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Deutsche Bank Group without prior written permission.